Exhibit 4.3
C3, INC.
VOTING AGREEMENT
THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 15th day of January 2015, by and among Patricia A. House (“House”), Thomas M. Siebel (“Siebel”) and C3, Inc., a Delaware corporation (the “Company”).
WITNESSETH
WHEREAS, House is the beneficial owner of an aggregate of three million (3,000,000) shares of Series A Preferred Stock and fifty five thousand two hundred ninety-six (55,296) shares of Series B-1B Preferred Stock of C3, Inc. (the “Company”) (collectively, the “House Shares”);
WHEREAS, Siebel and related entities are the holders of eighteen million (18,000,000) shares of Series A Preferred Stock of the Company and other shares of Preferred Stock and Common Stock of the Company (collectively, the “Siebel Shares”); and
WHEREAS, House and Siebel have agreed to provide for the future voting of the House Shares of the Company's capital stock as set forth below.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. VOTING.
1.1 Voting Agreement With respect to all matters presented to the Company’s stockholders for consideration (a “Stockholder Matter”), House shall vote all of the House Shares (or shall consent pursuant to an action by written consent of the holders of capital stock of the Company) in the same manner and as the Siebel Shares are voted in the Stockholder Matter.
1.2 Irrevocable Proxy. To secure House’s obligation to vote the House Shares in accordance with this Agreement, House hereby appoints Siebel, or any other holder of the Siebel Shares, as House’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such House Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of House if House fails to vote all of the House Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of Siebel’s or any other party’s written request for House’s written consent or signature. The proxy and power granted by House pursuant to this Section are coupled with an interest and are given to secure the performance of House’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power will survive the death, incompetency and disability of House.
1.3 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the House Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY, INCLUDING AN IRREVOCABLE PROXY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”
(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent the House Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time House holds any certificate representing the House Shares, House agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.
1.4 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the House Shares. House shall not transfer the House Shares, and the Company shall not permit the transfer of any of the House Shares on its books or issue a new certificate representing any of the House Shares, unless and until the person to whom such security is to be transferred shall have executed a written agreement, in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were House.
1.5 Other Rights. Except as provided by this Agreement, House shall exercise the full rights of a holder of capital stock of the Company with respect to the House Shares.
2. TERMINATION.
2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a) the date of the closing of an Acquisition (as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof); or
(b)  the date as of Siebel terminates this Agreement by written action.
3. MISCELLANEOUS.
3.1 Ownership. House represents and warrants to Siebel that (a) House now owns the House Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) House has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, House enforceable in accordance with its terms.
3.2 Further Action. If and whenever any House Shares are sold, House or the personal representative of House shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the House Shares to do all things and execute and deliver all documents, including an agreement in the form of this Agreement, as may be necessary to consummate such sale consistent with this Agreement.
3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
3.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within Santa Clara County, State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory), agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings based upon or arising out of this Agreement or the matters contemplated herein (whether based on breach of contract, tort, breach of duty or any other theory) except in such courts.
3.5 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of Siebel and House. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.
3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3. 7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the House Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be House Shares, as the case may be, for purposes of this Agreement.
3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.
3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.
3.12 Costs and Attorney's Fees. In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein or any other matter relating to the equity interests of Siebel in the Company (whether based on breach of contract, tort, breach of duty or any other theory), the prevailing party shall recover all of such party’s costs (including, but not limited to expert witness costs) and reasonable attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
3.13 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the address appearing on the books of the Company or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.
3.14 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

C3, Inc.

/s/ Thomas M. Siebel	By:	/s/ Andrew D. Hill
Thomas M. Siebel
	Title:	Vice President and General Counsel

/s/ Patricia A. House
Patricia A. House

SIGNATURE PAGE TO VOTING AGREEMENT